Exhibit 5.1

June 27, 2025

ABVC BioPharma, Inc.

44370 Old Warm Springs Blvd.

Fremont, CA 94538

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ABVC BioPharma, Inc., a Nevada corporation (the “Company”), in connection with the preparation of Company’s Registration Statement on Form S-8 (“Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of an additional 2,515,989 shares of common stock, par value $0.001 per share (the “Common Stock”) under the Second Amended and Restated 2016 Equity Incentive Plan (the “Plan”); these additional shares are of the same class as those previously registered under the Company’s registration statement on Form S-8 (File No. 333-209577) filed with the Securities and Exchange Commission on February 17, 2016, as amended. Accordingly, upon the effectiveness of this Registration Statement, an aggregate of 12,489,365 shares of Common Stock (the “Shares”) will be registered for issuance under the Plan. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the amended and restated certificate of incorporation (the “Certificate of Incorporation”) of the Company; (b) the amended and restated bylaws of the Company, as amended; (c) the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plan; (d) the Plan and 2016 Equity Incentive Plan which has previously been filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on February 17, 2016, as amended on March 15, 2016 (the “Original S8”), (e) the Original S8 and (f) such other records, agreements, instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including  the applicable statutory provisions of Chapter 78 of the Nevada Revised Statutes, and regulations as we have deemed necessary or advisable for the purposes of this opinion.

We have not independently verified any factual matter relating to this opinion. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have also assumed that the Company will not in the future issue or otherwise make unavailable so many shares of its Common Stock that there are insufficiently authorized and unissued shares of Common Stock for issuance of the shares issuable upon exercise of the options being registered in the Registration Statement. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the applicable statutory provisions of Chapter 78 of the Nevada Revised Statutes. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur. We assume that the issuance of the Shares will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Certificate of Incorporation. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized but unissued and otherwise unreserved stock a sufficient number of shares of Common Stock for issuance under the Plan. We have also assumed that the Company will at all times reserve and keep available out of the aggregate of its authorized by unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plan, the number of Shares as are then issuable or deliverable upon the settlement of awards under the Plan. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be issued under the Plan have been duly authorized, and, upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming that the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of any required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC

Hunter Taubman Fischer & Li LLC

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